Exhibit 24

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Suzanne S. Bettman, Andrew B. Coxhead and Daniel N. Leib, or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign the Annual Report on Form 10-K of R.R. Donnelley & Sons Company for its fiscal year ended December 31, 2012 and any and all amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall be effective from the date on which it is signed until June 30, 2013.

Dated: February 21, 2013

/s/ Susan M. Cameron	/s/ Richard K. Palmer
Susan M. Cameron	Richard K. Palmer

/s/ Lee A. Chaden	/s/ John C. Pope
Lee A. Chaden	John C. Pope

/s/ Richard L. Crandall	/s/ Michael T. Riordan
Richard L. Crandall	Michael T. Riordan

/s/ Judith H. Hamilton	/s/ Oliver R. Sockwell
Judith H. Hamilton	Oliver R. Sockwell

/s/ Thomas S. Johnson	/s/ Stephen W. Wolf
Thomas S. Johnson	Stephen W. Wolf